Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made this 1st day of July 2005, by and among GLOBAL ENERGY GROUP, INC., a Delaware corporation (“GEG”); GLOBAL ENERGY DISTRIBUTION GROUP, L.L.C., a Texas limited liability company (“GEDG”); CND, L.L.C., an Oklahoma limited liability company (“CND”), RECAP GROUP, L.L.C., a Texas limited liability company (“Recap”), CAZATUR GROUP, L.L.C., a Texas limited liability company, (“Cazatur”), ALLEN WHEELER, an individual (“Wheeler”), ROBERT J. SMITH, an individual (“Smith”), and QUEST CAPITAL ALLIANCE, L.L.C., a Missouri limited liability company (“Quest”) (CND, Recap, Cazatur, Wheeler, Smith, and Quest are individually, a “GEDG Member” and collectively, the “GEDG Members”).
     WHEREAS, GEG is a publicly held company with its common stock, par value .001 per share (the “common stock”), registered pursuant to Section 12(g) of the Securities Act of 1933, as amended, quoted on the OTC “Bulletin Board” under the symbol “GENG;”
     WHEREAS, GEG is presently engaged in the business of manufacturing and sales of patented technologies that improve the energy efficiency of air conditioning and refrigeration appliances;
     WHEREAS, GEDG is the exclusive, world-wide distributor of all products manufactured by GEG, including without limitation, the EER(+)Plus and Inventor Series 1400 units, pursuant to a certain Distribution Agreement, dated January 30, 2004 (the “Distribution Agreement”), between GEDG and GEG;
     WHEREAS, Cherokee Nation Industries, Inc., an Oklahoma corporation (“CNI”), currently manufactures certain GEG products pursuant to the terms of a Manufacturing Agreement, dated October 28, 2004, between CNI and GEG, and CND is a distributor of certain GEG products pursuant to a License Agreement between GEDG and CND;
     WHEREAS, all of the issued and outstanding membership interests in CND and CNI are wholly owned by the Cherokee Nation;
     WHEREAS, the GEDG Members are the owners of all the issued and outstanding membership interests in GEDG;
     WHEREAS, as of June 30, 2005, the issued and outstanding capital stock of GEG consists of approximately 13,910,708 GEG Common Shares and 5,293,897 GEG Preferred Shares;
     WHEREAS, the GEG Preferred Shares are each entitled to 10 votes per share;
     WHEREAS, in connection with the acquisition of GEDG, GEG will issue 81,746,409 GEG Common Shares, representing approximately 86% of the GEG Common Shares expected to be outstanding following the Acquisition;

     WHEREAS, the total combined voting power of the GEG Shares and the GEG Preferred Shares, following the issuance of the Acquisition Shares pursuant to the terms of this Agreement, is expected to be approximately 148,771,087 votes;
     WHEREAS, the voting power of the Acquisition Shares, plus the GEG Common Shares and GEG Preferred Shares owned by the GEDG Members immediately following the Acquisition and the issuance of the Acquisition Shares is expected to be 120,550,169, representing approximately 81% of the expected total combined voting power of all classes of stock entitled to vote in GEG, as required under Sections 351 and 368 of the Code for a non-taxable contribution to the capital of a corporation;
     WHEREAS, immediately following the Acquisition, the parties expect CND to be the beneficial and record owner of approximately 52% of the issued and GEG Common Shares, and approximately 51% of the GEG Common Shares, on a fully diluted basis;
     WHEREAS, the Board of Directors of GEG has fully considered the terms and conditions of this Agreement and the transactions contemplated by this Agreement, including without limitation, the Acquisition, and GEG deems the Acquisition, pursuant to the terms and conditions of this Agreement, to be advisable, fair to, and in the best interests of GEG and the stockholders of GEG;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.	Definitions and Interpretation.
1.1	Definitions. In this Agreement, the following terms will have the following meanings:
“1933 ACT” means the Securities Act of 1933, as amended;
“1934 ACT” means the Securities Exchange Act of 1934, as amended;
“ACQUISITION” means the transfer by the GEDG Members of all of the GEDG Units to GEG in exchange for the Acquisition Shares in accordance with the terms and conditions of this Agreement;
“ACQUISITION SHARES” means the Eighty-One Million Seven Hundred Forty-Six Thousand Four Hundred Nine (81,746,409) shares of GEG Common to be issued to the GEDG Members at Closing pursuant to the terms of the Acquisition;
“CLOSING” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with paragraph 2 of this Agreement;

“CLOSING DATE” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;
“CODE” means the Internal Revenue Code of 1986, as amended;
“GEDG ACCOUNTS PAYABLE AND LIABILITIES” means all accounts payable and liabilities of GEDG, due and owing or otherwise constituting a binding obligation of GEDG (other than a GEDG Material Contract) as of March 31, 2005 as set forth in Schedule “5.10” hereto;
“GEDG ACCOUNTS RECEIVABLE” means all accounts receivable and other debts owing to GEDG, as of March 31, 2005, as set forth in Schedule “5.11” hereto;
“GEDG ASSETS” means the undertaking and all the property and assets of the GEDG Business of every kind and description wheresoever situated including, without limitation, GEDG Equipment, GEDG Inventory, GEDG Cash, GEDG Intangible Assets and GEDG Goodwill, and all credit cards, charge cards and banking cards issued to GEDG;
“GEDG BANK ACCOUNTS” means all of the bank accounts, lock boxes and safety deposit boxes of GEDG or relating to the GEDG Business as set forth in Schedule “5.12” hereto;
“GEDG BUSINESS” means all aspects of the business conducted by GEDG;
“GEDG CASH” means all cash on hand or on deposit to the credit of GEDG on the Closing Date;
“GEDG DEBT TO RELATED PARTIES” means the debts owed by GEDG to any of the GEDG Members or to any family member thereof, or to any affiliate, director or officer of GEDG or any of the GEDG Members as described in Schedule “5.13;”
“GEDG EQUIPMENT” means all machinery, equipment, furniture, and furnishings used in the GEDG Business, including, without limitation, the items more particularly described in Schedule “5.36” hereto;
“GEDG FINANCIAL STATEMENTS” means collectively, the unaudited financial statements of GEDG for the 12 months ended December 31, 2004, and the unaudited financial statements of GEDG three-month period ended March 31, 2005, true copies of which are attached as Schedule “5.9” hereto;
“GEDG GOODWILL” means the goodwill of the GEDG Business together with the exclusive right of GEG to represent itself as carrying on the GEDG Business in succession of GEDG subject to the terms hereof, and the right to use any words indicating that the GEDG Business is so carried on including the right to use the name “Global Energy Distribution Group” or any variation thereof as part of the name of or in connection with the GEDG Business or any part thereof carried on or to be carried on by GEDG, the right to all corporate, operating and trade names associated with the GEDG Business, or any variations of such names as part of or in connection with the GEDG Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the GEDG Business, all necessary licenses and authorizations and any other rights used in connection with the GEDG Business;
“GEDG INTANGIBLE ASSETS” means all of the intangible assets of GEDG, including, without limitation, GEDG Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of GEDG;
“GEDG INVENTORY” means all inventory and supplies of the GEDG Business as of March 31, 2005 as set forth in Schedule “1.1” hereto;
“GEDG MATERIAL CONTRACTS” means the burden and benefit of and the right, title and interest of GEDG in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which GEDG is entitled in connection with the GEDG Business whereunder GEDG is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice, and those contracts listed in Schedule “5.32” hereto;
“GEDG MEMBERS” means the holders of all of the issued and outstanding GEDG Units as of the date of this Agreement, whose names and respective Unit ownership as of the date hereof are listed in Schedule 1 hereto;
“GEDG UNITS” means all of the issued and outstanding Units of the membership interests in GEDG;
“GEG BUSINESS” means all aspects of any business conducted by GEG and its subsidiaries;
“GEG COMMON SHARES” means the shares of common stock, par value $.001 per share, in the capital of GEG;
“GEG MATERIAL CONTRACTS” means contracts to which GEG is a party that are attached as Exhibits to or referenced in GEG’s 2004 Form 10-KSB, as amended, and GEG’s Form 10-QSB for the quarter ended March 31, 2005;
“GEG FINANCIAL STATEMENTS” means, collectively, the audited financial statements of GEG for the fiscal year ended December 31, 2004, together with the auditors’ report thereon, and the unaudited consolidated financial statements of

GEG for the three month period ended March 31, 2005, as set forth in the SEC Reports;
“GEG PREFERRED SHARES” means the issued and outstanding shares preferred stock in the capital of GEG as of the date of this Agreement, consisting of 2,453,615 shares of 6% Redeemable Preferred Stock, Series A, par value $.001 per share (the “SERIES A PREFERRED”), and 2,840,282 shares of 6% Redeemable Preferred Stock, Series B, par value $.001 per share (the “SERIES B PREFERRED”);
“PLACE OF CLOSING” means the offices of Conner & Winters, LLP, in Tulsa, Oklahoma, or such other place as GEG and GEDG may mutually agree upon;
“SEC” means the U.S. Securities and Exchange Commission;
“SERIES A AMENDMENTS” means the Amendment to the Certificate of Designations of the Series A Preferred substantially in the form of Exhibit A to this Agreement;
“SERIES B AMENDMENTS” means the Amendment to the Certificate of Designations of the Series B Preferred substantially in the form of Exhibit B to this Agreement;
“SEC Reports” means all reports filed by GEG under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date of this Agreement, including all exhibits thereto; and
“Unit Purchase Agreement” means the Unit Purchase Agreement, dated May 18, 2005, between GEDG, the GEDG Members, CNI (whose interest was subsequently assigned to CND), and, as to paragraphs 13 and 15 of the Unit Purchase Agreement only, Global Energy Acquisition Group, L.L.C., an Oklahoma limited liability company (“GEAG”).
Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.
1.2	Captions and Paragraph Numbers. The headings and paragraph references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3	Paragraph References. Any reference to a particular “paragraph”, “subparagraph”, “clause” or other subdivision is to the particular paragraph, subparagraph, clause or other subdivision of this Agreement; any reference to a particular “paragraph” includes all subparagraph thereunder; and any reference to a Schedule by number will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

1.4	Schedules and Exhibits. The Schedules to this Agreement are as follows:

Schedule “1”	GEDG Members
Schedule “1.1”	GEDG Inventory
Schedule “2”	Issuance of Acquisition Shares
Schedule “3.3”	Patents
Schedule “5.9”	GEDG Financial Statements
Schedule “5.10”	GEDG Accounts Payable and Liabilities
Schedule “5.11”	GEDG Accounts Receivable
Schedule “5.12”	GEDG Bank Accounts
Schedule “5.13”	GEDG Debt to Related Parties
Schedule “5.18”	Adverse Events
Schedule “5.32”	GEDG Material Contracts
Schedule “5.36”	GEDG Equipment
Schedule “9.1.13”	GEG Warrants to be Cancelled

Exhibit “A”	Form of Series A Amendments
Exhibit “B”	Form of Series B Amendments
Exhibit “C”	Form of Registration Rights Agreement
1.5	Severability of Clauses. If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.
2. Contributions of the GEDG Members. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the GEDG Members shall assign, convey, transfer and deliver to GEG all of their right, title and interest in and to the GEDG Units free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever against receipt of the respective numbers of newly-issued GEG Common Shares set forth opposite their respective names on Schedule 2 hereto.
2.1	Conveyance of Units. The conveyance, transfer, assignment and delivery of the GEDG Units as herein provided shall be effected by delivery by the GEDG Members at Closing of the certificates representing the GEDG Units, a separate assignment of Units, and such other instruments of transfer and conveyance, duly executed as GEG shall reasonably deem necessary to vest in GEG on the Closing Date good and marketable title to the GEDG Units free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever.

2.2	Issuance of Acquisition Shares. At the Closing, GEG shall cause to be issued to the GEDG Members in exchange for the GEDG Units a certificate or certificates registered in the name of each of the GEDG Members representing that number of whole GEG Common Shares that each of the GEDG Members shall be entitled to receive on the basis set forth in paragraph 2 above.
2.3	Securities Legends and Notices. Each GEDG Member represents and warrants that the GEDG Member has read, considered and understood the following legend, and agrees that such legend, substantially in the form and substance set forth below, shall be placed on all of the certificates representing the Acquisition Shares:
THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS COMMON STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF GLOBAL ENERGY GROUP, INC. AND AN OPINION OF GLOBAL ENERGY GROUP, INC.’S COUNSEL, OR AN OPINION FROM COUNSEL FOR THE HOLDER HEREOF, ACCEPTABLE TO THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.
3. Representations and Warranties of GEG. Except as otherwise disclosed in the SEC Reports, GEG represents and warrants in all material respects to GEDG as follows:
3.1	Incorporation. GEG is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the States of Delaware, Oklahoma and Texas. The nature of the GEG Business does not require GEG to register or otherwise be qualified to carry on business in any jurisdictions other than Delaware, Oklahoma, and Texas.

3.2	Capacity. GEG has the corporate power, capacity and authority to enter into and complete this Agreement in accordance with its terms.

3.3	Reporting Status; Listing. GEG is required to file current reports with the SEC pursuant to paragraph 12(g) of the 1934 Act, the GEG Common Shares are quoted on the OTC “Bulletin Board”, and all reports required to be filed by GEG with the SEC or the OTC Bulletin Board have been filed and no SEC Report contains any untrue statement of a material fact or omits a material fact necessary to make GEG’s statements contained therein misleading. GEG has no outstanding comment letters from the SEC or the OTC Bulletin Board.

3.4	Authorized Capital. The authorized capital of GEG consists of 100,000,000 GEG Common Shares and 10,000,000 GEG Preferred Shares. As of the date of this Agreement, (a) 13,910,708 GEG Common Shares are issued and outstanding, and (b) the issued and outstanding authorized Preferred Stock consists of 2,453,615 shares of Series A Preferred Shares and 2,840,282 shares of Series B Preferred.

3.5	No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of GEG Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of GEG.

3.6	Charter Documents. GEG is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by-laws.

3.7	GEG Financial Statements. The GEG Financial Statements present fairly, in all material respects, the financial position of GEG as of the dates thereof and results of operations, cash flows and changes in stockholder’s equity of GEG, as of the respective dates thereof, and have been prepared in substantial accordance with generally accepted accounting principles consistently applied.

3.8	GEG Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of GEG which are not reflected in the GEG Financial Statements, except those incurred in the ordinary course of business since March 31, 2005, and GEG has not guaranteed or agreed to guarantee any material debt, liability or other obligation of any person, firm or corporation.

3.9	No Debt to Related Parties. GEG, as of Closing, will not be materially indebted to any affiliate, director or officer of GEG, except amounts payable under the Series A Preferred and Series B Preferred and except accounts payable on account of bona fide business transactions of GEG incurred in normal course of the GEG Business, including employment agreements, none of which are more than 30 days in arrears.

3.10	No Related Party Debt to GEG. No director or officer or affiliate of GEG is now indebted to or under any financial obligation to GEG on any account whatsoever.

3.11	No Dividends. No dividends or other distributions on any shares in the capital of GEG have been made, declared or authorized since the date of GEG Financial Statements.

3.12	No Payments. No payments of any kind have been made or authorized by GEG since the date of the GEG Financial Statements to or on behalf of officers, directors, shareholders or employees of GEG or under any management agreements with GEG, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

3.13	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting GEG.

3.14	No Adverse Events. Since March 31, 2005:
3.14.1	There has not been any material adverse change in the financial position or condition of GEG, its liabilities or the GEG Assets or any damage, loss or other change in circumstances materially affecting GEG, the GEG Business or GEG’s right to carry on the GEG Business, other than changes in the ordinary course of business,

3.14.2	There has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting GEG, its Subsidiaries, or the GEG Business,

3.14.3	There has not been any material increase in the compensation payable or to become payable by GEG to any of GEG’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

3.14.4	The GEG Business has been and continues to be carried on in the ordinary course,

3.14.5	GEG has not waived or surrendered any right of material value,

3.14.6	No capital expenditures in excess of $25,000 individually or $50,000 in total have been authorized or made,

3.14.7	There has not been any cancellation and/or material default by GEG, or to GEG’s knowledge, by any other party, under any of GEG’s Material Contracts, and

3.14.8	There has not been (a) any transfer or (b) any encumbrance imposed, on any asset or license of GEG.
3.15	Tax Returns. All tax returns and reports of GEG required by law to be filed have been filed and are true, complete and correct in all material respects, and any taxes payable in accordance with any return filed by GEG or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

3.16	Current Taxes. Except as set forth on the Financial Statements, GEG has no liability for any taxes, and adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by GEG. GEG is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.
3.17	Licenses. GEG holds all licenses and permits as may be requisite for carrying on the GEG Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the GEG Business.

3.18	Applicable Laws. GEG has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the GEG Business, and, to GEG’s knowledge, GEG is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the GEG Business.

3.19	Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to GEG, the GEG Business, or any of the material assets of GEG, nor does GEG have any knowledge of any deliberate act or omission of GEG that would form any material basis for any such action or proceeding.

3.20	Labor Matters. GEG is not party to any collective agreement relating to the GEG Business with any labor union or other association of employees and no part of the GEG Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of GEG, has made any attempt in that regard.

3.21	Finder’s Fees. GEG is not party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

3.22	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of GEG.

3.23	No Violation or Breach. Except as contemplated by this Agreement, the execution and performance of this Agreement will not:
3.23.1	Violate the charter documents of GEG or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which GEG or its Subsidiaries are party,

3.23.2	Except as expressly contemplated in this Agreement, give any person (other than GEDG) any right to terminate or cancel any agreement including, without limitation, GEG Material Contracts, or any right or rights enjoyed by GEG,

3.23.3	Except as expressly contemplated in this Agreement, result in any alteration of GEG’s obligations under any agreement to which GEG is a party including, without limitation, the GEG Material Contracts,

3.23.4	Result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the material assets of GEG, and

3.23.5	Violate any court order or decree to which GEG is subject.
3.24	Maintenance of Business. Since March 31, 2005, GEG has not entered into any material agreement or commitment except in the ordinary course of business.

3.25	Acquisition Shares. The Acquisition Shares when delivered to the GEDG Members pursuant to the acquisition shall be validly issued and outstanding as fully paid and non-assessable shares, and shall be transferable upon the books of GEG, in all cases subject to the provisions and restrictions of all applicable securities laws.

3.26	Non-Merger and Survival. The representations and warranties of GEG contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by GEDG, the representations and warranties of GEG shall not survive the Closing.

3.27	Disclosures. Neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contains any untrue statement by GEG of a material fact or omit a material fact necessary to make GEG’s statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to GEDG or GEDG’s Members which GEG is aware and which has or could have a material adverse effect on GEG.

3.28	Minute Books. The company minute books of GEG are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by GEG which required approval are reflected on the company minute books of GEG. GEG is not in violation or breach of, or in default with respect to, any term of its bylaws.

3.29	Title. GEG is the legal and beneficial owner of all GEG assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in SEC Reports.

3.30	No Default. There has not been any default in any material obligation of GEG or any other party to be performed under any of GEG Material Contracts, each of which is in full force and effect and unamended, and GEG is not aware of any default in the obligations of any other party to any of the GEG Material Contracts.
3.31	No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of GEG. GEG is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

3.32	GEG Goodwill. GEG carries on the GEG Business only under the name “Global Energy Group, Inc.” and variations thereof and under no other business or trade names.

3.33	Intangible Property. Schedule “3.3” sets forth an accurate list of all patents and patent applications owned or used by GEG in connection with the GEG Business. To GEG’s knowledge, GEG owns or possesses sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.
4. Covenants of GEG. GEG covenants and agrees with GEDG that it will:
4.1	Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement.

4.2	Preservation of Business. Until the Closing, use its best efforts to preserve the GEG Business and, without limitation, preserve for GEDG, GEG’s relationships with any third party having business relations with them.

4.3	Access. Until the Closing, give GEDG, the GEDG Members, and their representatives full access to all of the properties, books, contracts, commitments and records of GEG, and furnish to GEDG and its representatives all such information as they may reasonably request.

4.4	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain all GEG assets, including the GEG Material Contracts, notwithstanding the change in control of GEG arising from the Acquisition.

4.5	Filings and Applications. Cooperate fully with GEDG in furnishing any necessary information required in connection with the preparation, distribution and filing of any filings, applications and notices which may be required by federal, state and local governmental or regulatory agencies, including the SEC.

4.6	Authorization. GEG hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting GEG to release any and all information in their possession respecting GEG to GEDG. GEG shall promptly execute and deliver to

GEDG any and all consents to the release of information and specific authorizations which GEDG reasonably requires to gain access to any and all such information.
4.7	Survival. The covenants set forth in this Article shall survive the Closing for the benefit of GEDG.
5. Representations and Warranties of GEDG and the GEDG Members (other than CND). GEDG and each of the GEDG Members (other than CND), jointly and severally, represents and warrants in all material respects to GEG, as follows:
5.1	Organization. GEDG is a limited liability company duly organized and validly existing under the laws of the State of Texas, and is in good standing with the office of the Secretary of State for the State of Texas.

5.2	Carrying on Business. GEDG carries on business primarily in the States of Oklahoma and Texas and does not carry on any material business activity in any other jurisdiction. GEDG has an office in Plano, Texas and in no other locations. GEDG is duly authorized to carry on such business in Oklahoma and Texas and is in good standing with the office of the respective Secretaries of State for the States of Oklahoma and Texas. The nature of the GEDG Business does not require GEDG to register or otherwise be qualified to carry on business in any other jurisdiction.

5.3	Company Capacity. GEDG has the limited liability company power, capacity and authority to own GEDG Assets, to carry on the Business of GEDG and to enter into and complete this Agreement.

5.4	Authorized Capital. The authorized capital of GEDG consists of 200,000 Units of the membership interests in GEDG. All of the authorized Units of GEDG are issued and outstanding on the date of this Agreement. Immediately following the completion of the Second Closing (as defined in the Unit Purchase Agreement) and immediately prior to the Closing, such Units will be owned beneficially and of record by the GEDG Members in the amounts set forth in Schedule 2, free and clear of any liens, claims, or encumbrances.

5.5	No Option. No person, firm or corporation has any agreement, option, warrant, convertible note, preemptive right or any other right capable of becoming an agreement or option for the acquisition of GEDG Units held by the GEDG Members or for the purchase, subscription or issuance of any of the unissued Units of GEDG, except as set forth in the Unit Purchase Agreement.

5.6	No Restrictions. There are no restrictions on the transfer, sale or other disposition of GEDG Units contained in the organizational documents of GEDG or under any agreement, which have not been complied with in connection with this Agreement and the Acquisition.

5.7	Charter Documents. The organizational documents of GEDG have not been altered since its organization date.

5.8	Minute Books. The company minute books of GEDG are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by GEDG which required manager or member approval are reflected on the company minute books of GEDG. GEDG is not in violation or breach of, or in default with respect to, any term of its Articles of Organization or Operating Agreement.

5.9	GEDG Financial Statements. The GEDG Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of GEDG, as of the respective dates thereof, and the sales and earnings of the GEDG Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with generally accepted accounting principles consistently applied.

5.10	GEDG Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of GEDG which are not disclosed in Schedule “5.10” hereto or reflected in the GEDG Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the GEDG Financial Statements, and GEDG has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of GEDG as of March 31, 2005, are described in Schedule “5.10” hereto.

5.11	GEDG Accounts Receivable. All GEDG Accounts Receivable, described in Schedule 5.11, result from bona fide business transactions and services actually rendered without, to the knowledge and belief of GEDG and the GEDG Members, any claim by the obligor for set-off or counterclaim.

5.12	GEDG Bank Accounts. All of the GEDG Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule “5.12” hereto.

5.13	No Debt to Related Parties. Except as disclosed in Schedule 5.13 hereto, GEDG is not, and on Closing will not be, materially indebted to any GEDG Member nor to any family member thereof, nor to any affiliate, director or officer of GEDG except accounts payable on account of bona fide business transactions of GEDG incurred in normal course of GEDG Business, none of which are more than 30 days in arrears.

5.14	No Related Party Debt to GEDG. No director, officer or affiliate of GEDG are now indebted to or under any financial obligation to GEDG on any account whatsoever.

5.15	No Distributions. No distributions in respect of the GEDG Units have been made, declared or authorized since the date of the GEDG Financial Statements.

5.16	No Payments. Except in connection with the transactions contemplated by the Unit Purchase Agreement, no payments of any kind are contemplated at the Closing of the Acquisition other than the Acquisition consideration as described in Schedule 2 and no payments of any kind have been made or authorized since March 31, 2005 to or on behalf of officers, managers, members or employees of GEDG or under any management agreements with GEDG, except (a) payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them and (b) issuance of shares of Series B Preferred to GEAG in connection with GEAG contributions of capital to GEG.

5.17	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting GEDG.

5.18	No Adverse Events. Since the date of the GEDG Financial Statements:
5.18.1	There has not been any material adverse change in the financial position or condition of GEDG, its liabilities or the GEDG Assets or any damage, loss or other change in circumstances materially affecting GEDG, the GEDG Business or the GEDG Assets or GEDG’s right to carry on the GEDG Business, other than changes in the ordinary course of business,

5.18.2	There has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting GEDG, the GEDG Business or the GEDG Assets,

5.18.3	Except as disclosed in Schedule “5.18,” there has not been any material increase in the compensation payable or to become payable by GEDG to any of GEDG’s members, managers, employees or agents or any bonus, payment or arrangement made to or with any of them,

5.18.4	The GEDG Business has been and continues to be carried on in the ordinary course,

5.18.5	GEDG has not waived or surrendered any right of material value, and

5.18.6	GEDG has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business.
5.19	Tax Returns. All tax returns and reports of GEDG required by law to be filed have been filed and are true, complete and correct in all material respects, and any taxes payable in accordance with any return filed by GEDG or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

5.20	Current Taxes. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by,

or payment of, any tax, governmental charge or deficiency by GEDG. GEDG is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.
5.21	Licenses. GEDG holds all licenses and permits as may be requisite for carrying on the GEDG Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the GEDG Business.

5.22	Applicable Laws. GEDG has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the GEDG Business, and, to GEDG’s knowledge, GEDG is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the GEDG Business.

5.23	Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to GEDG, the GEDG Business, or any of the GEDG Assets, nor does GEDG have any knowledge of any deliberate act or omission of GEDG that would form any material basis for any such action or proceeding.

5.24	No Bankruptcy. GEDG has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against GEDG and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of GEDG.

5.25	Labor Matters. GEDG is not a party to any collective agreement relating to the GEDG Business with any labor union or other association of employees and no part of the GEDG Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of GEDG, has made any attempt in that regard and GEDG has no reason to believe that any current employees will leave GEDG’s employ as a result of this Acquisition.

5.26	Finder’s Fees. GEDG is not a party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

5.27	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action on the part of GEDG.

5.28	No Violation or Breach. The execution and performance of this Agreement will not:
5.28.1	Violate the charter documents of GEDG or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which GEDG is a party,

5.28.2	Give any person (other than GEG) any right to terminate or cancel any agreement including, without limitation, GEDG Material Contracts, or any right or rights enjoyed by GEDG,

5.28.3	Result in any alteration of GEDG’s obligations under any agreement to which GEDG is a party including, without limitation, the GEDG Material Contracts,

5.28.4	Result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the GEDG Assets, or

5.28.5	Violate any court order or decree to which either GEDG is subject.
5.29	Business Assets. The GEDG Assets comprise all of the property and assets of the GEDG Business, and no other person, firm or corporation owns any assets used by GEDG in operating the GEDG Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedule “5.32” hereto.

5.30	Title. GEDG is the legal and beneficial owner of the GEDG Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedule “5.32” hereto.

5.31	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the GEDG Assets.

5.32	GEDG Material Contracts. The GEDG Material Contracts listed in Schedule “5.32” constitute all of the material contracts of GEDG.

5.33	No Default. There has not been any default in any material obligation of GEDG or any other party to be performed under any of GEDG Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule “5.32”), and GEDG is not aware of any default in the obligations of any other party to any of the GEDG Material Contracts.

5.34	No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of GEDG. GEDG is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

5.35	GEDG Equipment. The GEDG Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition.

5.36	GEDG Goodwill. GEDG carries on the GEDG Business only under the name “Global Energy Distribution Group, L.L.C.” and variations thereof and under no other business or trade names. GEDG does not have any knowledge of any infringement by GEDG of any patent, trademark, copyright or trade secret.

5.37	Maintenance of Business. Since the date of the GEDG Financial Statements, the GEDG Business has been carried on in the ordinary course and GEDG has not entered into any material agreement or commitment except in the ordinary course.

5.38	Subsidiaries. GEDG does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, limited liability company, partnership, joint venture or firm.

5.39	SEC Reports and Other Information. GEDG and each GEDG Member has received all the information GEDG and each GEDG Member considers necessary or appropriate for deciding whether to enter into this Agreement and consummate the Acquisition and other transactions contemplated by this Agreement. GEDG and each GEDG Member further represents that GEDG and each GEDG Member has had an opportunity to ask questions and receive answers from GEG regarding the business, properties, prospects and financial condition of GEG. GEDG and each GEDG Member has reviewed all SEC Reports filed during the two year period prior to the date of this Agreement, including, without limitation, GEG’s 2004 Form 10-KSB, as amended by GEG’s 2004 Form 10-KSB/A, and GEG’s Form 10-QSB for the quarter ended March 31, 2005. GEDG and each GEDG Member understands and accepts all of the risk factors set forth in the SEC Reports in connection with GEDG and each GEDG Member’s investment in the Acquisition Shares. GEDG and each GEDG Member confirms that, GEDG, each GEDG Member, and each other person or entity acting on GEDG’s or any GEDG Member’s behalf has not received from GEG or its agents or counsel any information that constitutes or might constitute material, non-public information. GEDG and each GEDG Member acknowledges and agrees that GEG has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.

5.40	Agreements to Elect Directors. The GEDG Members (other than CND) have no arrangements or understandings to elect or designate any persons as directors of GEG, otherwise than at a meeting of stockholders of GEG, that would result in the persons so elected or designated constituting a majority of the directors of GEG.

5.41	Non-Merger and Survival. The representations and warranties of GEDG contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.

Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by GEG, the representations and warranties of GEDG and GEDG Members shall not survive the Closing.
6. Representations and Warranties of CND. CND represents and warrants in all material respects to GEG, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, as follows:
6.1	Organization. CND is a limited liability company duly organized and validly existing under the laws of the State of Oklahoma, and is in good standing with the office of the Secretary of State for the State of Oklahoma.

6.2	Carrying on Business. CND carries on business primarily in the State of Oklahoma and does not carry on any material business activity in any other jurisdiction. CND has an office in Stillwell, Oklahoma, and in no other locations. The nature of the GEDG Business does not require CND to register or otherwise be qualified to carry on business in any other jurisdiction.

6.3	GEDG Unit Ownership. The authorized capital of GEDG consists of 200,000 Units of the membership interests in GEDG. All of the authorized Units of GEDG are issued and outstanding on the date of this Agreement. Immediately following the completion of the Second Closing (as defined in the Unit Purchase Agreement) and immediately prior to the Closing, such Units will be owned beneficially and of record by the GEDG Members in the amounts set forth in Schedule 2, free and clear of any liens, claims, or encumbrances.

6.4	Company Capacity. CND has the limited liability company power, capacity and authority to own GEDG Assets, to enter into and complete this Agreement.

6.5	Tax Returns. All tax returns and reports of CND required by law to be filed have been filed and are true, complete and correct in all material respects, and any taxes payable in accordance with any return filed by CND or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

6.6	Current Taxes. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by CND. CND is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

6.7	Licenses. CND holds all licenses and permits as may be requisite for carrying on the its business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on such business.
6.8	Agreements to Elect Directors. CND has no arrangements or understandings to elect or designate any persons as directors of GEG, otherwise than at a meeting of stockholders of GEG, that would result in the persons so elected or designated constituting a majority of the directors of GEG.

6.9	Applicable Laws. CND has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on CND’s business, operations, or financial conditions, and, to CND’s knowledge, CND is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on CND’s business, operations, or financial conditions.

6.10	Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to CND, its business, or any of its assets, nor does CND have any knowledge of any deliberate act or omission of CND that would form any material basis for any such action or proceeding.

6.11	No Bankruptcy. CND has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against CND and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of CND.

6.12	Finder’s Fees. CND is not a party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

6.13	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action on the part of CND.

6.14	No Violation or Breach. The execution and performance of this Agreement will not:
6.14.1	Violate the charter documents of CND or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which CND is a party,

6.14.2	Give any person any right to terminate or cancel any material agreement, including any right or rights enjoyed by CND,

6.14.3	Result in any alteration of CND’s obligations under any agreement to which CND is a party including,

6.14.4	Result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against CND or any of its assets, or

6.14.5	Violate any court order or decree to which either CND is subject.
6.15	SEC Reports and Other Information. CND has received all the information CND considers necessary or appropriate for deciding whether to enter into this Agreement and consummate the Acquisition and other transactions contemplated by this Agreement. CND further represents that CND has had an opportunity to ask questions and receive answers from GEG regarding the business, properties, prospects and financial condition of GEG. CND has reviewed all SEC Reports filed during the two year period prior to the date of this Agreement, including, without limitation, GEG’s 2004 Form 10-KSB, as amended by GEG’s 2004 Form 10-KSB/A, and GEG’s Form 10-QSB for the quarter ended March 31, 2005. CND understands and accepts all of the risk factors set forth in the SEC Reports in connection with CND’s investment in the Acquisition Shares. CND confirms that, CND, and each other person or entity acting on CND’s behalf has not received from GEG or its agents or counsel any information that constitutes or might constitute material, non-public information. CND acknowledges and agrees that GEG has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.

6.16	Non-Merger and Survival. The representations and warranties of CND contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by CND, the representations and warranties of CND shall not survive the Closing.
7. Covenants of GEDG. GEDG covenants and agrees with GEG that it will:
7.1	Conduct of Business. Until the Closing, conduct the GEDG Business diligently and in the ordinary course consistent with the manner in which the GEDG Business generally has been operated up to the date of execution of this Agreement.

7.2	Preservation of Business. Until the Closing, use their best efforts to preserve the GEDG Business and the GEDG Assets and, without limitation, preserve for GEG GEDG’s relationships with their suppliers, customers and others having business relations with them.

7.3	Access. Until the Closing, give GEG and its representatives full access to all of the properties, books, contracts, commitments and records of GEDG relating to GEDG, the GEDG Business and the GEDG Assets, and furnish to GEG and its representatives all such information as they may reasonably request.

7.4	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain the GEDG Assets, including the GEDG Material Contracts, notwithstanding the change in control of GEDG arising from the Acquisition.

7.5	Options. Prior to the Closing, GEDG will not issue any Shares or any options, rights, warrants or other derivative securities for the purchase of the GEDG Units.

7.6	Audited Financial Statements. Immediately upon execution of this Agreement, cause to be prepared audited financial statements of GEDG in compliance with the requirements of Regulation SB as promulgated by the SEC, such audited financial statements to be provided no later than 30 days after the Closing Date.

7.7	Filings and Applications. Cooperate fully with GEG in furnishing any necessary information required in connection with the preparation, distribution and filing of any filings, applications and notices which may be required by federal, state and local governmental or regulatory agencies.

7.8	Authorization. GEDG hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting GEDG to release any and all information in their possession respecting GEDG to GEG. GEDG shall promptly execute and deliver to GEG any and all consents to the release of information and specific authorizations which GEG reasonably require to gain access to any and all such information.

7.9	Survival. The covenants set forth in this paragraph 6 shall survive the Closing for the benefit of GEG.
8. Investment Representations and Warranties of GEDG Members. Each of the GEDG Members hereby represent, warrant and covenant to GEG as follows:
8.1	Investment Intent. Each GEDG Member represents and warrants that the Acquisition Shares are being purchased or acquired solely for the GEDG Member’s own account, for investment purposes only and not with a view toward the distribution or resale to others.

8.2	Certain Risk. Each GEDG Member recognizes that the purchase of the Acquisition Shares involves a high degree of risk in that (a) GEG has, sustained losses from its operations from its inception on February 19, 1988, and does not have an established source of revenues sufficient to cover its operating costs, and accordingly, there is substantial doubt about its ability to continue as a going concern; (b) GEG has a substantial accumulated deficit; (c) an investment in the GEG is highly speculative and only investors who can afford the loss of their entire investment should consider investing in GEG and the Acquisition Shares; (d) an investor may not be able to liquidate his investment; (e) in the event of a disposition an investor could sustain the loss of his entire investment; (f) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of GEG, has been promised, assured, represented or warranted, whether in writing or orally, by GEG, or by any director, officer, employee, agent or representative thereof; and, (g) while the Common Stock is presently quoted and traded on the OTC Bulletin Board, the Acquisition Shares are not registered under applicable federal (U.S.) or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described herein, and (h) there is no assurance that the GEG Common Shares will continue to be quoted or traded on the OTC Bulletin Board or on any other organized market or quotation system.
8.3	Prior Investment Experience. Each GEDG Member acknowledges that it has prior investment experience, including investment in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by GEG to them and to evaluate the merits and risks of such an investment on their behalf, and that they recognizes the highly speculative nature of this investment.

8.4	Public Market. Each GEDG Member understands that although there is presently a public market for the Common Stock, Rule 144 (“Rule 144”) promulgated under the 1933 Act requires, among other conditions, a one-year holding period following full payment of the consideration therefor prior to the resale (in limited amounts) of securities acquired in a nonpublic offering without having to satisfy the registration requirements under the 1933 Act.

8.5	Sophisticated Investor. Each GEDG Member represents and warrants that (a) the GEDG Member has adequate means of providing for the GEDG Member’s current financial needs and possible contingencies and have no need for liquidity of the GEDG Member’s investment in the Acquisition Shares; (b) the GEDG Member is able to bear the economic risks inherent in an investment in the Acquisition Shares and that an important consideration bearing on their ability to bear the economic risk of the purchase of Acquisition Shares is whether the GEDG Member can afford a complete loss of the GEDG Member’s investment in the Acquisition Shares, and the GEDG Member represents and warrants that the GEDG Member can afford such a complete loss; and (c) the GEDG Member has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to, investments in restricted, non-listed and non-registered securities) that the GEDG Member is capable of evaluating the merits, risks and advisability of an investment in the Acquisition Shares.

8.6	Accredited Investor. Each GEDG Member represents, severally and not jointly, that the GEDG Member is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the 1933 Act) and by reason of the GEDG Member’s business and financial experience, the GEDG Member has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

8.7	Tax Consequences. Each GEDG Member acknowledges that GEG has made no representation regarding the potential or actual tax consequences for the GEDG Member that will result from entering into the Agreement and from consummation of the purchase of the Acquisition Shares. Each GEDG Member acknowledges each GEDG Member bears complete responsibility for obtaining adequate tax advice regarding this Agreement and the purchase of the Acquisition Shares.

8.8	SEC Filing. Each GEDG Member acknowledges that the GEDG Member has been previously furnished with true and complete copies of the SEC Reports.

8.9	Documents, Information and Access. Each GEDG Member’s decision to purchase the Acquisition Shares is not based on any promotional, marketing or sales materials, and the GEDG Member and its representatives have been afforded, prior to purchase thereof, the opportunity to ask questions of, and to receive answers from, GEG and its management, and has had access to all documents and information known to the GEDG Member that the GEDG Member deems material to an investment decision with respect to the purchase of the Acquisition Shares hereunder.

8.10	No Registration, Review or Approval. The GEDG Member acknowledges and understands that the offering and sale of securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the 1933 Act. Each GEDG Member acknowledges, understands and agrees that the Acquisition Shares are being offered hereunder pursuant to a private placement exemption to the registration provisions of the 1933 Act pursuant to (a) Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act and (b) a similar exemption to the registration provisions of applicable state securities laws.

8.11	Transfer Restrictions. Each GEDG Member will not transfer any Acquisition Shares purchased under this Agreement unless such are registered under the 1933 Act or any applicable state securities or “blue sky” laws (collectively, “Securities Laws”), or unless an exemption is available under such Securities Laws, and GEG may, if it chooses, where an exemption from registration is claimed by such GEDG Member, condition any transfer of Acquisition Shares out of the GEDG Member’s name on receipt of an opinion of the GEG’s counsel, to the effect that the proposed transfer is being effected in accordance with, and does not violate, an applicable exemption from registration under the applicable securities laws, or an opinion of counsel to the GEDG Member, acceptable to GEG, to the effect that registration under the 1933 Act is not required in connection with such sale or transfer and the reasons therefor.
8.12	Reliance. Each GEDG Member understands and acknowledges that GEG is relying upon all of the representations, warranties, covenants, understandings, acknowledgments and agreements contained in this Agreement in determining whether to sell and issue the Acquisition Shares to the GEDG Member.
9. Conditions Precedent.
9.1	Conditions Precedent in Favor of GEG. GEG’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:
9.1.1	all documents or copies of documents required to be executed and delivered to GEG hereunder will have been so executed and delivered.

9.1.2	all of the terms, covenants and conditions of this Agreement to be complied with or performed by GEDG at or prior to the Closing will have been complied with or performed.

9.1.3	GEG shall have completed its review and inspection of the books and records of GEDG and shall be satisfied with same in all material respects.

9.1.4	title to the GEDG Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

9.1.5	subject to paragraph 8 hereof, there will not have occurred:
(i)	any material adverse change in the financial position or condition of GEDG, its liabilities or the GEDG Assets or any damage, loss or other change in circumstances materially and adversely affecting the GEDG Business or the GEDG Assets or GEDG’s right to carry on the GEDG Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to GEDG or the GEDG Business (whether or not covered by insurance) materially and adversely affecting GEDG, the GEDG Business or the GEDG Assets.

9.1.6	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

9.1.7	all information provided by GEDG to GEG shall be true, complete and correct in all material respects and without omission of any material fact;

9.1.8	all consents and other approvals required or reasonably deemed advisable by GEG’s legal counsel for the transaction will have been obtained;

9.1.9	the Certificate of Designations of GEG’s 6% Redeemable Preferred Stock, Series A, shall have been amended substantially as set forth in the Series A Amendment;

9.1.10	the Certificate of Designations of GEG’s 6% Redeemable Preferred Stock, Series B, shall have been amended substantially as set forth in the Series B Amendment;

9.1.11	CND shall have acquired 122,000 GEDG Units at the Second Closing, as defined in and pursuant to the Unit Purchase Agreement;

9.1.12	the holders of the Series A Preferred and the Series B Preferred shall have released and discharged GEG from all liability for the payment of unpaid dividends on the outstanding Series A Preferred that have accrued to and including June 30, 2005, to the satisfaction of GEG; and

9.1.13	each of the warrants listed in Schedule 9.1.13 providing for the purchase of GEG Common Shares shall have been terminated without having been exercised.
The conditions precedent set out in the preceding paragraph are inserted for the exclusive benefit of GEG and any such condition may be waived in whole or in part by GEG at or prior to Closing by delivering to GEDG a written waiver to that effect signed by GEG. In the event that the conditions precedent set out in the preceding paragraph are not satisfied on or before the Closing, GEG shall be released from all obligations under this Agreement.
9.2	Conditions Precedent in Favor of GEDG. The obligation of GEDG to carry out the transactions contemplated hereby is subject to the fulfillment of each of the following conditions precedent on or before the Closing:
9.2.1	all documents or copies of documents required to be executed and delivered to GEDG hereunder will have been so executed and delivered;

9.2.2	all of the terms, covenants and conditions of this Agreement to be complied with or performed by GEG at or prior to the Closing will have been complied with or performed;

9.2.3	GEDG shall have completed its review and inspection of the books and records of GEG and its Subsidiaries and shall be satisfied with same in all material respects;

9.2.4	GEG will have caused to be issued the Acquisition Shares pursuant to the terms of the Acquisition to the GEDG Members at the Closing and the Acquisition Shares will be registered on the books of GEG in the names of the respective holders of GEDG Units as of the Closing Date as set forth in Schedule 2;

9.2.5	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

9.2.6	subject to paragraph 10 hereof, there will not have occurred:
(i)	any material adverse change in the financial position or condition of GEG, its Subsidiaries, their liabilities or the GEG Assets or any damage, loss or other change in circumstances materially and adversely affecting GEG, the GEG Business or the GEG Assets or GEG’ right to carry on the GEG Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to GEG or the GEG Business (whether or not covered by insurance) materially and adversely affecting GEG, its Subsidiaries, the GEG Business or the GEG Assets.
9.2.7	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

9.2.8	all information provided by GEG to GEDG shall be true, complete and correct in all material respects and without omission of any material fact;

9.2.9	GEG and the GEDG Members shall have entered into a Registration Rights Agreement pursuant to which the GEDG Members will possess certain “piggyback” registration rights with respect to the Acquisition Shares, substantially in the form of Exhibit “C” hereto; and

9.2.10	all consents and other approvals required or reasonably deemed advisable by legal counsel of GEDG for the transaction will have been obtained.

9.2.11	the Certificate of Designations of GEG’s 6% Redeemable Preferred Stock, Series A, shall have been amended substantially as set forth in the Series A Amendment;

9.2.12	the Certificate of Designations of GEG’s 6% Redeemable Preferred Stock, Series B, shall have been amended substantially as set forth in the Series B Amendment; and

9.2.13	each of the warrants listed in Schedule 9.1.13 providing for the purchase of GEG Common Shares shall have been terminated without having been exercised.
The conditions precedent set out in the preceding paragraph are inserted for the exclusive benefit of GEDG and the GEDG Members and any such condition may be waived in whole or in part by GEDG or the GEDG Members at or prior to the Closing by delivering to GEG a written waiver to that effect signed by GEDG and the GEDG Members. In the event that the conditions precedent set out in the preceding paragraph are not satisfied on or before the Closing GEDG and the GEDG Members shall be released from all obligations under this Agreement.
9.3	Nature of Conditions Precedent. The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement.

9.4	Termination. Notwithstanding any provision in this Agreement to the contrary, if the Closing does not occur on or before July 15, 2005, this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

9.5	Confidentiality. Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding paragraph the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from GEDG and GEG and the contents thereof confidential and not utilize nor reveal or release same; provided, however, that GEG will be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Acquisition contemplated hereby together with such other documents as are required to maintain the currency of GEG’s filings with the Securities and Exchange Commission. Subject to applicable law, any public announcement relating to the transactions contemplated by this Agreement will be mutually agreed upon.
10. Material Change in the Business of GEDG. If any material loss or damage to the GEDG Business occurs prior to Closing and such loss or damage, in GEG’s reasonable opinion, cannot be substantially repaired or replaced within thirty (30) days, GEG shall, within two (2) days following any such loss or damage, by notice in writing to GEDG, at its option, either (a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or (b) elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to GEG’s obligations to carry out the transactions contemplated hereby, be vested in GEDG or otherwise adequately secured to the satisfaction of GEG on or before the Closing Date.
11. Material Change in the GEG Business. If any material loss or damage to the GEG Business occurs prior to Closing and such loss or damage, in GEDG’s reasonable opinion, cannot be substantially repaired or replaced within thirty (30) days, GEDG shall, within two (2) days following any such loss or damage, by notice in writing to GEG, at its option, either (a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or (b) elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to GEDG’s obligations to carry out the transactions contemplated hereby, be vested in GEG or otherwise adequately secured to the satisfaction of GEDG on or before the Effective Date.
12. Closing. The Acquisition and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.
12.1	Documents To Be Delivered By GEDG. On or before the Closing, GEDG will deliver or cause to be delivered to GEG:
12.1.1	copies of the organizational documents of GEDG certified by an authorized officer of GEDG;

12.1.2	all reasonable consents or approvals required to be obtained by GEDG for the purposes of completing the Acquisition and preserving and maintaining the interests of GEDG under any and all GEDG Material Contracts and in relation to GEDG Assets;

12.1.3	complete copies of such resolutions of the managers and members of GEDG as are required to be passed to authorize the execution, delivery and implementation of this Agreement certified by the manager of GEDG;

12.1.4	an acknowledgement from GEDG of the satisfaction of the conditions precedent set forth in paragraph 9.2 hereof;

12.1.5	the Registration Rights Agreement, duly executed by GEDG Members; and

12.1.6	such other documents as GEG may reasonably require to give effect to the terms and intention of this Agreement.
12.2	Documents To Be Delivered By GEG. On or before the Closing, GEG shall deliver or cause to be delivered to GEDG:
12.2.1	share certificates representing the Acquisition Shares duly registered in the names of GEDG Members in accordance with Schedule 2;

12.2.2	certified copies of such resolutions of the directors of GEG as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

12.2.3	an acknowledgement from GEG of the satisfaction of the conditions precedent set forth in paragraph 9.1 hereof;

12.2.4	the Registration Rights Agreement, duly executed by GEG;

12.2.5	the Amended Certificates of Designation of Series A and Series B Preferred Stock of GEG filed with the Secretary of State of Delaware; and

12.2.6	a certificate evidencing the cancellation of all warrants with accompanying affidavits from all warrant-holders acknowledging the termination of the warrants and the waiver of recourse for such termination.
12.3	Documents to be delivered by CND. On or before the Closing, CND will deliver or cause to be delivered to GEG:
12.3.1	copies of the organizational documents of CND certified by an authorized officer of CND;

12.3.2	all reasonable consents or approvals required to be obtained by CND for the purposes of completing the Acquisition;

12.3.3	complete copies of such resolutions of the managers and members of CND as are required to be passed to authorize the execution, delivery and implementation of this Agreement, certified by the manager of CND;

12.3.4	an acknowledgement from CND of the satisfaction of the conditions precedent set forth in paragraph 9.2 hereof;

12.3.5	the Registration Rights Agreement, duly executed by CND Members; and

12.3.6	such other documents as GEG may reasonably require to give effect to the terms and intention of this Agreement.
13. Post-Closing Matters. Forthwith after the Closing, GEG and the GEDG agree to use all their best efforts to:
13.1	Press Release. Issue a news release reporting the Closing;

13.2	8-K. File a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement and, not more than 75 days following the Closing Date, to file an amended Form 8-K which includes audited financial statements of GEDG as well as pro forma financial information of GEDG and GEG as required by Regulation SB as promulgated by the SEC;

13.3	13D. File reports on Schedules 13D and Forms 3 and 4 with the SEC disclosing the acquisition of the Acquisition Shares as may be required; and

13.4	Form D. File Form D with SEC and the requisite blue sky notices for the Acquisition Shares.
14. General Provisions.
14.1	Arbitration. The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith. If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of Oklahoma City, Oklahoma.

14.2	Notice. Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or telecopier. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by telecopier shall be deemed to have been received on the actual date of delivery.

14.3	Addresses For Service. The address for service of notice of each of the parties hereto is as follows:

To GEG:	Global Energy Group, Inc.
5000 Legacy Drive
Suite 470
Plano, Texas 75024
Attention: John R. Bailey
Fax: (972) 403-7659

with copies to:	Conner & Winters, LLP
211 North Robinson, Suite 1700
Oklahoma City, Oklahoma 73120
Attention: Kiran A. Phansalkar and Mark H.
Bennett
Fax: (405) 232-9621

If to CND:	CND, L.L.C.
One Cherokee Circle
P.O. Box 860
Stilwell, Oklahoma 74960
Attention: Jim Majewski, President
Fax: (918) 696-6766

with copies to:	Jones, Gotcher & Bogan, P.C.
15 East Fifth Street, Suite 3800
First Place Tower
Tulsa, Oklahoma 74103
Attention: Robert R. Peters, II
Fax: (918) 583-1189

If to GEDG:	Global Energy Distribution Group, L.L.C.
5000 Legacy Drive
Suite 470
Plano, Texas 75024
Attention: David E. Webb, Manager
Fax: (972) 403-7659

If to Recap:	Recap Group, L.L.C.
5000 Legacy Drive
Suite 470
Plano, Texas 75024
Attention: David E. Webb
Fax: (972) 403-7659

If to Cazatur:	Cazatur Group, L.L.C.
5000 Legacy Drive
Suite 470
Plano, Texas 75024
Attention: Henry M. Burkhalter
Fax: (972) 403-7659

If to Wheeler:	Allen Wheeler
401 West Evergreen
Durant, Oklahoma 74701
Fax: (580) 920-0547

If to Smith:	Robert J. Smith
3865 Turtle Hatch Road
Springfield, Missouri 65809
Fax: (417) 863-9778

If to Quest:	Quest Capital Alliance, L.L.C.
3140 E. Division Street
Springfield, Missouri 65902
Attention: Steven W. Fox
Fax: (417) 863-9778
Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.
14.4	Further Assurances. Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

14.5	Time of the essence. Time is expressly declared to be the essence of this Agreement.

14.6	Entire Agreement. The provisions contained herein constitute the entire agreement among GEDG, the GEDG Members and GEG respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among GEDG, the GEDG Members and GEG with respect to the subject matter hereof.

14.7	Inurement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

14.8	Assignment. This Agreement is not assignable without the prior written consent of the parties hereto.

14.9	Counterparts. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

14.10	Applicable Law. This Agreement is subject to the laws of the State of Delaware.

14.11	Expenses. GEDG and the GEDG Members will bear their own expenses and costs of the transactions contemplated by this Agreement, including, but not limited to, the fees of attorneys and financial advisors, and GEG will pay the expenses and costs of GEG.
[SIGNATURES BEGIN ON THE NEXT PAGE]

     IN WITNESS WHEREOF the parties have executed this Securities Purchase Agreement effective as of the day and year first above written.

GLOBAL ENERGY GROUP, INC., a Delaware
corporation

By:	/s/ John R. Bailey

John R. Bailey, President and CEO

(“GEG”)

GLOBAL ENERGY DISTRIBUTION GROUP,
L.L.C., a Texas limited liability company

By:	/s/ David Webb

David Webb, Manager

(“GEDG”)

CND, L.L.C., a Oklahoma limited liability company

By:	/s/ Jim Majewski

Jim Majewski, Manager

(“CND”)

RECAP GROUP, L.L.C., a Texas limited liability
company

By:	/s/ David Webb

David Webb, Member
(“Recap”)

CAZATUR GROUP, L.L.C., a Texas limited liability
company

By:	/s/ Henry Burkhalter

Henry Burkhalter, Member

(“Cazatur”)

[Signature Page of the Securities Purchase Agreement — continued]

/s/ ALLEN WHEELER
ALLEN WHEELER, Individually

(“Wheeler”)

/s/ ROBERT J. SMITH
ROBERT J. SMITH, Individually

(“Smith”)

QUEST CAPITAL ALLIANCE, L.L.C., a Missouri limited
liability company

By:
/s/ Steven Fox
Steven Fox, Member

(“Quest”)

(CND, Recap, Cazatur, Wheeler, Smith, and Quest
are individually, a “GEDG Member” and collectively,
the “GEDG Members”)